Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-297422

Free Writing Prospectus dated October 2, 2026

Bridgecrest Lending Auto Securitization Trust 2026-4

Issuing Entity

Bridgecrest Auto Funding LLC	Bridgecrest Acceptance Corporation
Depositor	Sponsor and Servicer

The depositor has prepared a preliminary prospectus dated October 2, 2026 which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the following classes of notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	S&P Global Ratings	DBRS, Inc.
Class A-1 Notes	A-1+ (sf)	R-1(high) (sf)
Class A-2 Notes	AAA (sf)	AAA (sf)
Class A-3 Notes	AAA (sf)	AAA (sf)
Class B Notes	AA (sf)	AA (sf)
Class C Notes	A (sf)	A (sf)
Class D Notes	BBB (sf)	BBB (sf)

It is a condition to the issuance of the notes that, on the closing date, each class of notes receives at least the ratings listed above.

Underwriters

Wells Fargo Securities	BMO Capital Markets	Deutsche Bank Securities
Co-Manager solely with respect to the Class A notes:
Citigroup

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-645-3751.